EXHIBIT 23.1

PLS CPA, A PROFESSIONAL CORPORATION

◆4725 MERCURY STREET #210  ◆ SAN DIEGO ◆ CALIFORNIA 92111◆

◆ TELEPHONE (858)722-5953 ◆ FAX (858) 761-0341 ◆  FAX (858) 433-2979

◆E-MAIL changgpark@gmail.com◆

March 19, 2018

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Hiclasst Inc. of our report dated March 19, 2018, with respect to the balance sheets as of November 30, 2017 and 2016, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years ended November 30, 2017 and the period from September 20, 2016 (inception) to November 30, 2016, which appears on Form 10-K of Hiclasst Inc.

Very truly yours,

/s/ PLS CPA

PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board